Exhibit C

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Official Statements” in the Prospectus of the Republic of South Africa included in the Registration Statement filed by the Republic of South Africa with the Securities and Exchange Commission of the United States.

	By:	/s/ TT Mboweni

TT Mboweni

Minister of Finance
Republic of South Africa

Dated: 20 March 2020